Exhibit 10(s)

RETENTION AGREEMENT

This RETENTION AGREEMENT (“Agreement”), dated and entered into effective as of February 12, 2013 is between Oncor Electric Delivery Company LLC (“Company”) and E. Allen Nye, Jr. (“Executive”).

WHEREAS, Executive is a valuable Executive whom the Company wishes to retain and motivate;

WHEREAS, Executive is willing to continue in such employment; and

WHEREAS the Company and Executive desire to enter into this Agreement setting forth the terms and conditions of Executive’s retention; and

WHEREAS, it is important that the terms and conditions of this Agreement be and remain strictly confidential.

NOW THEREFORE, in consideration of the foregoing and the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Retention Bonus. Subject to the terms and conditions of this Agreement, and in consideration of Executive’s remaining in the active employment of the Company and continuing the satisfactory performance of Executive’s job duties as directed by the Company through December 31, 2014 (the “Retention Period”), the Company agrees to pay Executive a one-time lump-sum cash bonus in the amount of three-hundred thousand dollars ($300,000) (the “Retention Bonus”). The Company shall pay any earned Retention Bonus to Executive in accordance with its normal payroll practices and procedures on, or as soon as administratively possible after, December 31, 2014.

2. Treatment of Retention Bonus Under Certain Circumstances.

(a) Termination of Employment for Cause and Without Good Reason. In the event that Executive’s employment with the Company is terminated before the end of the Retention Period either: (i) by the Company for “Cause” (as defined below); or (ii) by the Executive without “Good Reason” (as defined below), then any unpaid Retention Bonus shall be immediately forfeited by Executive. Upon such forfeiture, Executive shall have no further right, title, or interest in or to the unpaid Retention Bonus or any portion thereof.

(b) Termination of Employment Without Cause or for Good Reason. In the event that Executive’s employment with the Company is terminated before the end of the Retention Period by the Company without Cause or by Executive for Good Reason, the unpaid Retention Bonus shall immediately vest and be paid in accordance with the Company’s normal payroll practices after termination of Executive’s employment.

(c) Termination of Employment for Death or Disability. In the event that Executive’s employment with the Company is terminated due to death or disability prior to the end of the Retention Period, the unpaid Retention Bonus shall immediately vest and be paid in accordance with the Company’s normal payroll practices after termination of Executive’s employment.

(d) Definitions. For purposes of this Agreement,

(i) a termination for “Cause” means a termination for any one or more of the following: (A) Executive’s breach of any fiduciary duty to the Company; (B) Executive’s gross negligence in the performance of Executive’s duties; (C) Executive’s failure or refusal to faithfully and diligently carry out the duties of Executive’s position with the Company; (D) any action or failure to act on the part of Executive that results in material injury to the assets, business prospects, or reputation of the Company or any “Affiliate” (as defined below); (E) Executive’s appropriation of a material business opportunity of the Company or any Affiliate of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into by, or on behalf of, the Company or an Affiliate; (F) Executive’s breach of the Company’s Code of Conduct or a material employment policy or rule of the Company governing Executive conduct; or (G) Executive’s indictment or plea of nolo contendere or guilty for a felony or other crime involving fraud, theft, embezzlement, or moral turpitude.

(ii) the term “Affiliate” means any entity that controls, is controlled by, or is under common control with the Company; and

(iii) the term “Good Reason” means any one or more of the following events or actions which are taken without the express, voluntary consent of the Executive: (A) a reduction in the Executive’s base salary, other than a broad-based reduction of base salaries of all similarly situated Executives of the Company unless such broad-based reduction only applies to Executives who had been employed by Energy Future Holdings Corp. or any of its subsidiaries; or (B) a material reduction in the aggregate level or value of benefits for which the Executive is eligible, other than a broad-based reduction applicable on a comparable basis to all similarly situated Executives.

3. Employment At-Will. This Agreement shall not be construed as giving Executive any right of employment or continued employment with the Company or any Affiliate. Executive recognizes and agrees that his employment is of an at-will nature and that this Agreement does not restrict or limit the Company’s right to terminate Executive, or Executive’s right to resign, at any time for any or no reason. Executive also understands that he is bound by all employment rules, policies, and procedures applicable to Executives of the Company.

4. Non-Disclosure and Non-Solicitation. Executive understands and agrees that Executive currently has, and in connection with the retention hereunder, will continue to acquire additional information of a proprietary and/or confidential nature relating to the business of the Company and its Affiliates. Executive further understands that Executive would not be allowed to gain access to proprietary and/or confidential information without the promises and agreements contained in this Section 4.

(a) Non-Disclosure Generally. Executive acknowledges and agrees that, in Executive’s capacity as an Executive of the Company, Executive is obligated to maintain all such proprietary and/or confidential information in the strictest confidence and not to use such information in any way except in the course and scope of properly carrying out Executive’s duties to the Company. Without in any way limiting the foregoing, Executive hereby expressly confirms agreement to follow all Company policies and procedures, including the Code of Conduct, the Confidentiality Procedures, and the Data Privacy Procedures.

(b) Non-Disclosure of Agreement. Executive agrees that the existence of this Agreement and the terms hereof are confidential. Executive agrees, given the confidential and sensitive nature of this Agreement, to keep this Agreement strictly confidential and not to publish or disclose, or authorize anyone else to publish or disclose, either its terms or existence to any party other than Executive’s family, attorney, or accountant, unless such disclosure is required by law or regulation.

(c) Non-Solicitation. Executive agrees that, during Executive’s employment with the Company or any Affiliate and for a period of twelve (12) months thereafter, Executive will not, directly or indirectly, either as an Executive, employer, independent contractor, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity either for his own benefit or the benefit of any other person or entity, solicit, recruit, induce, encourage or in any way cause any Executive of the Company or an Affiliate to terminate his employment with the Company or such Affiliate.

5. Injunctive Relief. Executive understands that in the event of Executive’s violation of the provisions of Section 4, the Company and/or its Affiliates, will suffer immediate and irreparable harm and that monetary damages alone will be inadequate to compensate the Company, or its Affiliates, for such violation. Accordingly, Executive agrees that the Company, and or its Affiliates, will, in addition to any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the provisions of Section 4 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.

6. Beneficiary Designation. Executive may name any beneficiary or beneficiaries (who may be named contingently or successively) to receive the Retention Bonus granted under this Agreement in case of Executive’s death before such payment. Each such designation shall be in a form prescribed by the Company, and shall be effective only when filed by the Executive with the Company during the Executive’s lifetime. In the absence of any such beneficiary designation, benefits payable, or rights exercisable, following Executive’s death shall be paid or exercised by the Executive’s executor, administrator, or legal representative.

7. Assignment. No right of the Executive hereunder may be assigned, sold, transferred, pledged, hypothecated or otherwise disposed of and any attempt to effect any such assignment, sale, transfer, pledge, hypothecation or disposition shall be null and void and of no force or effect whatsoever. This Agreement is assignable by the Company to any Affiliate or to a non-affiliated successor in interest.

8. Withholding. Executive understands and agrees that the Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation as well as any amounts owed to the Company by Executive on any Company issued or sponsored travel or credit cards or any other expenses or payments for which the Company is entitled to be reimbursed.

9. Governing Law. This Agreement shall be governed, construed, interpreted, and administered in accordance with the laws of the State of Texas. This Agreement is being entered into and shall be performed, in whole or in part, in Dallas County, Texas, and the parties hereby acknowledge and agree that, in any dispute involving or arising under this Agreement, venue shall be in the appropriate court in Dallas County, Texas.

10. Severability. In the event any provision of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality, or enforceability of any remaining provision or portion of any provision, which shall remain in full force and effect as if this Agreement had not contained the invalid, illegal, or unenforceable provision or portion.

11. Retention Bonus Not Benefit Eligible. Executive understands and agrees that the Retention Bonus shall be considered as extraordinary, special incentive compensation, and it will not be included as “earnings,” “wages,” “salary” or “compensation” in any pension, welfare, life insurance, or other Executive benefit plan or arrangement of the Company.

12. Entire Agreement, Modification, and Waiver. This Agreement contains the entire understanding of the parties regarding the subject matter hereof, and it may not be amended or modified other than by a written agreement executed by the parties, nor may a provision hereof be waived except by a writing signed by the party waiving such provision.

13. Headings. Headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Robert S. Shapard
Robert S. Shapard
Chairman of the Board and Chief Executive

ONCOR O&C COMMITTEE

By:	/s/ Richard W. Wortham, III
Richard W. Wortham, III
Chair

EXECUTIVE

E. Allen Nye, Jr.
E. Allen Nye, Jr.

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